                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Fractal Design Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                     351681
--------------------------------------------------------------------------------

                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 1 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Thomas I. Unterberg
      ###-##-####

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   /X/
                                                                   (b)   / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

      NUMBER OF              84,375 (as of 12/31/96)
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               84,375 (as of 12/31/96)
                      ----------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       84,375 (as of 12/31/96)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.70% (of 11,997,251 shares as of 12/31/96)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 2 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Unterberg Harris, L.L.C.
      13-3819207

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

      NUMBER OF              105,000 (as of 12/31/96)
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               105,000 (as of 12/31/96)
                      ----------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       105,000 (as of 12/31/96)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.88% (of 11,965,376 shares as of 12/31/96)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 3 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Unterberg Harris Interactive Media L.P., C.V.
      94-3188862

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  /X/
                                                                     (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Netherlands Antilles

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

      NUMBER OF              262,500 (as of 12/31/96)
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               262,500 (as of 12/31/96)
                      ----------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       262,500 (as of 12/31/96)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.19% (of 11,965,376 shares as of 12/31/96)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 4 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Unterberg Harris Private Equity Partners, L.P.
      13-3793854

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

      NUMBER OF              209,501 (as of 12/31/96)
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               209,501 (as of 12/31/96)
                      ----------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       209,501 (as of 12/31/96)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.75% (of 11,965,376 shares as of 12/31/96)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 6 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Unterberg Harris Private Equity Partners, C.V.
      98-0149403

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Netherlands Antilles

--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

      NUMBER OF              52,999 (as of 12/31/96)
                      ----------------------------------------------------------
        SHARES          6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              -0-
                      ----------------------------------------------------------
         EACH           7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON               52,999 (as of 12/31/96)
                      ----------------------------------------------------------
         WITH           8    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
    9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       52,999 (as of 12/31/96)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.44% (of 11,965,376 shares as of 12/31/96)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 6 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Fractal Design Corporation


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5550 Scotts Valley Drive, Scotts Valley, CA  95066


ITEM 2(a).        NAME OF PERSON FILING:

                  Thomas I. Unterberg

                  Unterberg Harris, L.L.C.

                  Unterberg Harris Interactive Media L.P., C.V.

                  Unterberg Harris Private Equity Partners, L.P.

                  Unterberg Harris Private Equity Partners, C.V.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Swiss Bank Tower, 10 E. 50th Street, 22nd Floor, New York, New York 10022


ITEM 2(c).        CITIZENSHIP:

                  Thomas I. Unterberg:  United States

                  Unterberg Harris, L.L.C.:  New York

                  Unterberg Harris Interactive Media L.P., C.V.: Netherlands Antilles

                  Unterberg Harris Private Equity Partners, L.P.:  Delaware

                  Unterberg Harris Private Equity Partners, C.V.: Netherlands Antilles


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e).        CUSIP NUMBER:

                  351681


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)...

         Not Applicable.

ITEM 4.  OWNERSHIP.

         (a)      Amount Beneficially Owned:

         Thomas I. Unterberg:  84,375

         Unterberg Harris, L.L.C.:  105,000

         Unterberg Harris Interactive Media L.P., C.V.:  262,500

         Unterberg Harris Private Equity Partners, L.P.:  209,501

         Unterberg Harris Private Equity Partners, C.V.:  52,999

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 7 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------


         (b)      Percent of Class:

         Thomas I. Unterberg:  0.70%,

         Unterberg Harris, L.L.C.: 0.88%

         Unterberg Harris Interactive Media L.P., C.V.:  2.19%

         Unterberg Harris Private Equity Partners, L.P.:  1.75%

         Unterberg Harris Private Equity Partners, C.V.:  0.44%


         (c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:

          Thomas I. Unterberg: 84,375

          Unterberg Harris, L.L.C.:  105,000

          Unterberg Harris Interactive Media L.P., C.V.: 262,500

          Unterberg Harris Private Equity Partners, L.P.: 209,501

          Unterberg Harris Private Equity Partners, C.V.: 52,999


         (ii)     shared power to vote or to direct the vote:  -0-

         (iii)    sole power to dispose or to direct the disposition of:

         Thomas I. Unterberg:  84,375

         Unterberg Harris, L.L.C.:  105,000

         Unterberg Harris Interactive Media L.P., C.V.:  262,500

         Unterberg Harris Private Equity Partners, L.P.:  209,501

         Unterberg Harris Private Equity Partners, C.V.:  52,999


         (iv)     shared power to dispose or to direct the disposition of: -0-

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 8 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT OF BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Page 10.

ITEM 9.           NOTICE OF DISSOLUTION OF THE GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  Not applicable.

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 9 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      February 13, 1997
Date: __________________

THOMAS I. UNTERBERG                                UNTERBERG HARRIS, L.L.C.



                                                   By: /s/ Thomas I Unterberg
                                                      ____________________________________
/s/ Thomas I. Unterberg
_______________________________________            Name:  Thomas I. Unterberg
                                                        __________________________________
                                                   Its:   Member
                                                        __________________________________



UNTERBERG HARRIS INTERACTIVE MEDIA, L.P.,          UNTERBERG HARRIS PRIVATE EQUITY PARTNERS,
C.V.                                               L.P.



By:    /s/ Thomas I. Unterberg                     By:  /s/ Thomas I. Unterberg
   ____________________________________               _____________________________________


Name:           Thomas I. Unterberg                Name: Thomas I. Unterberg
     __________________________________                 ___________________________________

Its:            General Partner                    Its:  General Partner
     __________________________________                 ___________________________________



                                                   UNTERBERG HARRIS PRIVATE EQUITY PARTNERS,
                                                   C.V.


                                                   By: /s/ Thomas I. Unterberg
                                                      _____________________________________


                                                   Name: Thomas I. Unterberg
                                                        ___________________________________

                                                   Its:  General Partner
                                                        ___________________________________

----------------------------                        ----------------------------
 CUSIP NO.           351681             13G              Page 10 of 10 Pages
           -----------------                                  --   ---
----------------------------                        ----------------------------


                      IDENTIFICATION OF MEMBERS OF A GROUP

This Schedule 13G is filed on behalf of Thomas I. Unterberg; Unterberg Harris, L.L.C.; Unterberg Harris Interactive Media L.P., C.V.; Unterberg Harris Private Equity Partners, L.P. and Unterberg Harris Private Equity Partners, C.V., as members of a Group, pursuant to Rule 13d-1(f)(i).


      February 13, 1997
Date: __________________

THOMAS I. UNTERBERG                                UNTERBERG HARRIS, L.L.C.



                                                   By: /s/ Thomas I Unterberg
                                                      ____________________________________
/s/ Thomas I. Unterberg
_______________________________________            Name:  Thomas I. Unterberg
                                                        __________________________________
                                                   Its:   Member
                                                        __________________________________



UNTERBERG HARRIS INTERACTIVE MEDIA, L.P.,          UNTERBERG HARRIS PRIVATE EQUITY PARTNERS,
C.V.                                               L.P.



By:    /s/ Thomas I. Unterberg                     By:  /s/ Thomas I. Unterberg
   ____________________________________               _____________________________________


Name:           Thomas I. Unterberg                Name: Thomas I. Unterberg
     __________________________________                 ___________________________________

Its:            General Partner                    Its:  General Partner
     __________________________________                 ___________________________________



                                                   UNTERBERG HARRIS PRIVATE EQUITY PARTNERS,
                                                   C.V.


                                                   By: /s/ Thomas I. Unterberg
                                                      _____________________________________


                                                   Name: Thomas I. Unterberg
                                                        ___________________________________

                                                   Its:  General Partner
                                                        ___________________________________
